Exhibit 10.11

PERSONAL AND CONFIDENTIAL	PRIVATE PLACEMENT ENGAGEMENT LETTER

December 22, 2014

The Board of Directors

Xcel Brands, Inc.

475 10th Avenue, 4th Floor

New York, NY 10018

Attention: Robert. W. D’Loren

Chairman and Chief Executive

Ladies and Gentlemen:

This agreement (“Agreement”) confirms the mutually agreed terms between Xcel Brands, Inc. (the “Company”) and Young America Capital, LLC (“Agent”) to act as sole placement agent to the Company for a proposed private placement to “qualified institutional buyers” as such term is defined in Rule 144A under the Securities Act of 1933 ( the 1933 Act), as amended and a limited number of institutional “accredited investors, as such term is defined in Regulation D under the 1933 Act ( the “Placement”) of the Company’s common stock ( the “Securities”).

1.	Placement Agent Services

Under this Agreement, Agent will provide the following financial advisory and investment banking services as it may deem necessary and appropriate for the Placement:

a.	review the Company’s business, including its operations and historical and projected financial condition;

b.	assist the Company in drafting, preparing and distributing a management presentation and other related documents (the “Offering Materials”) that describe the Company, the Securities and the Placement terms;

c.	assist the Company in identifying and contacting prospective purchasers of the Securities;

d.	advise the Company regarding the strategy and tactics of negotiations with prospective purchasers of the Securities and, if requested by the Company, participate in such negotiations;

e.	advise the Company about the timing and structure of the Placement; and

f.	render other periodic financial advisory and investment banking services agreed to by Agent and the Company

It is expressly understood and acknowledged that Agent’s engagement under this Agreement does not constitute any commitment, express or implied, on Agent’s part or any of its affiliates to purchase or place the Securities or to provide any type of financing and that the Placement will be made by Agent on a “best efforts” basis. It is further understood that Agent’s services hereunder shall be subject to, among other things, satisfactory completion of due diligence by Agent, market conditions, the absence of adverse changes to the Company’s business or financial condition, approval of Agent’s internal committee and any other conditions that Agent may deem appropriate for placements of such nature.

Young America Capital, LLC

141 East Boston Post Road

Mamaroneck, NY 10543(914) (914) 777-0100

PRIVATE PLACEMENT ENGAGEMENT LETTER

2.	Fees

The Company agrees to pay Agent as compensation for its services under this Agreement the following fees:

a.       Retainer Fee. No retainer fee.

b.       Placement Fee. A placement fee payable at the closing of the Placement equal to cash in an amount equal to 7.0% of the gross proceeds of the Securities sold in the Placement; provided, however, that no Placement Fee shall be paid with respect to securities sold to [Hilco] and any of its affiliates of funds managed by any of them, or partners, members, officers and directors of the foregoing, in excess of $3,000,000.

3.	Term

This engagement term will continue until January 15, 2015, unless extended by the Company or sooner terminated by either party, at any time, with or without cause and without liability or continuing obligation to the other party. The terminating party agrees to provide the other party with at least 30 days’ prior written notice of such termination. The provisions of Sections 1 and 2 shall terminate upon termination of this Agreement but the other provisions hereof will remain operative in accordance with their terms regardless of any consummation of Financing and any termination of this Agreement.

4.	Expense Reimbursement

In addition to the fees described in Section 2 above, the Company agrees to pay Agent’s reasonable out-of-pocket expenses incurred in connection with the Placement whether or not the Placement is completed. This includes, without limitations, expenses related to travel, external database and communications services, overtime expense and courier services.

5.	Disclosure

The Company agrees that any information or advice rendered by Agent or its representatives under this Agreement remains solely for the Company's confidential use. The Company will not permit any third party, unless required by applicable law, regulation or legal process, to disclose, reproduce, disseminate, quote or refer to this information or advice without Agent’s prior written consent.

6.	No Third Party Beneficiaries

The Company acknowledges and agrees that Agent has been retained to act as non-exclusive placement agent to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Agent is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against Agent or its affiliates, or their respective directors, officers, employees or agents.

7.	Independent Contractor

The Company and Agent acknowledge and agree that Agent is acting as an independent contractor under this Agreement. Agent is not acting as a fiduciary and therefore this Agreement does not present any fiduciary duties to either party.

8.	Information

The Company acknowledges that Agent will be using information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Agent does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information.

Young America Capital, LLC

141 East Boston Post Road

Mamaroneck, NY 10543

(914) 777-0100

PRIVATE PLACEMENT ENGAGEMENT LETTER

The Company hereby warrants that the Offering Materials, and any other information relating to the Company or the Placement, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. The Company agrees to provide Agent with (i) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the Offering Materials containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, (ii) copies of any financial reports as soon as reasonably practicable and (iii) such other information concerning the business and financial condition of the Company as Agent may from time to time reasonably request. Agent will have the right to approve the Offering Materials and other written communications furnished by or on behalf of the Company in connection with the Placement. The Company will comply with Securities and Exchange Commission Regulation FD.

9.	Compliance with Law

The Company has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to exemption from registration under the U.S. federal securities laws, or applicable state securities or “blue sky” laws. The Company shall be responsible for any costs and expenses associated with filings, applications or registrations with any governmental or regulatory body, including, without limitation, those associated with any sales pursuant to Regulation D under the 1933 Act and “blue sky” laws.

10.	Closing Matters

The Company will cause to be furnished to Agent and the purchasers of the Securities, on the closing date of the Placement, copies of such documents, letters, certificates as Agent or the purchasers may reasonably request in form and substance reasonably satisfactory to Agent and its counsel and the purchasers and their counsel.

11.	Confidentiality

Agent agrees that, except as otherwise required by law, regulation or legal process, Agent shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party without the Company’s consent, other than to such of its employees and advisors as Agent determines have a need to know.

12.	Agent Affiliates

At Agent’s discretion, any right set forth herein may be exercised, and any services to be provided by Agent may be provided, by an affiliate of Agent. The Company hereby agrees that Agent and/or any affiliate or employee of Agent will have the right, but not the obligation, to purchase Securities for its own account and that any such purchase will not constitute a conflict of interest for purposes of Agent’s engagement hereunder.

13.	Indemnification

Because we will be acting on your behalf, you will indemnify us and related persons according to the indemnification and contribution provisions in Annex A, the terms of which are incorporated herein in their entirety. Your obligations in Annex A will remain operative regardless of any termination or completion of our services hereunder.

Young America Capital, LLC

141 East Boston Post Road

Mamaroneck, NY 10543

(914) 777-0100

PRIVATE PLACEMENT ENGAGEMENT LETTER

14.	Amendments and Successors

 This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and Agent. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Agent.

16.	Entire Agreement

This Agreement, together with Annex A, contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereto and supersedes all prior or contemporaneous agreements or understandings with respect to such subject matter.

17.	No Brokers

The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Agent hereunder.

18.	Termination & Expiration

Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company’s obligations to Agent, the Company’s obligation to pay Agent fees and expenses as described in this Agreement and as described in the provided Annex A, the status of Agent as an independent contractor, the rights of Agent under paragraph 12 hereof, the limitation on to whom Agent shall owe any duties, governing law, choice of forum, successors and assigns, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

19.	Governing Law and Jurisdiction

The laws of the State of New York will govern this Agreement and all controversies arising from or related to performance under this Agreement. To the full extent lawful, the Company and Agent hereby consent irrevocably to personal jurisdiction, service and venue (a) in connection with any claim arising out of this Agreement in the courts of the State of New York and in the federal courts in the State of New York and (b) solely for the purpose of allowing any person to enforce its reimbursement, indemnification or contribution rights hereunder, in any court in which any action is brought in respect of which any such right is asserted. THE COMPANY AND AGENT EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ENGAGEMENT HEREUNDER.

20.	Miscellaneous

Your Board of Directors and senior management may take into consideration our advice as well as on the advice of their legal, tax and other business advisors and other factors which they consider appropriate as a basis for any decision. Accordingly, as an independent contractor we will not assume the responsibilities of a fiduciary to you or your stockholders in connection with the performance of our services.

If any Agent fees or expenses payable to Agent pursuant to this Agreement are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Agent’s rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise.

We do not provide accounting, tax or legal advice, and you are authorized (subject to applicable law) to disclose any and all aspects of any potential transactions that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transactions, without us imposing any limitation of any kind.

Young America Capital, LLC

141 East Boston Post Road

Mamaroneck, NY 10543

(914) 777-0100

PRIVATE PLACEMENT ENGAGEMENT LETTER

This Agreement will be binding upon and inure to the benefit of you, Agent, each Indemnified Person (as defined in Annex A) and our respective successors and assigns, and nothing herein is intended to confer upon any person, other than you, us, each Indemnified Person and our respective successors and assigns, any rights, remedies, obligations or liabilities.

Any waiver of any right or obligation hereunder must be in writing signed by the party against whom such waiver is sought to be enforced. Any amendment hereto must be in writing signed by you and us.

Neither party may assign this Agreement without the prior written consent of the other party. If any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect.

This Agreement may be executed in counterparts by each party’s duly authorized representative, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Either party’s execution and delivery of this Agreement may be evidenced by either physical delivery or facsimile communication of such executed Agreement or executed counterpart to the other party.

[Signature Page Follows]

Young America Capital, LLC

141 East Boston Post Road

Mamaroneck, NY 10543

(914) 777-0100

PRIVATE PLACEMENT ENGAGEMENT LETTER

Please confirm that the foregoing is in accordance with your understanding and is accepted by you by executing and delivering to us this letter, which shall then become a binding agreement.

Very truly yours,

Young America Capital, LLC

/s/ Peter Formanek
By:
Peter Formanek, Managing Partner

ACCEPTED AND AGREED:

Xcel Brands, Inc.

/s/ Robert W D’Loren
By:
Robert W. D’Loren
Chairman and Chief Executive Officer

Young America Capital, LLC

141 East Boston Post Road

Mamaroneck, NY 10543

(914) 777-0100

Annex A

The Company will indemnify and hold harmless Agent, its affiliates, the directors, officers, employees and agents of Agent and affiliates, and each other person or entity, if any, controlling Agent or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1933 (each, an “Indemnified Person”), from and against any losses, claims, damages, liabilities or expenses (including actions, claims or proceedings in respect thereof (collectively, “Proceedings”) brought by or against any person, including stockholders of the Company, and the cost of any investigation and preparation therefore and defense thereof) (collectively, “Losses”) arising out of or in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the letter agreement to which this Annex A is appended, (ii) the transaction(s) contemplated by the letter agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transaction(s); provided, however, that the Company will not be obligated to indemnify for any Losses of any Indemnified Person that are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted solely from the willful misconduct or gross negligence of such Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the letter agreement, (ii) the transaction(s) contemplated by the letter agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transaction(s), except to the extent such liabilities are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted solely from the willful misconduct or gross negligence of such Indemnified Person. The Company agrees that in no event will any Indemnified Person be liable or obligated in any manner for any damages (including, but not limited to actual, consequential, exemplary or punitive damages or lost profits) in excess of fees actually received by Agent from the Company pursuant to the section of the letter agreement captioned “Section 2. Fees,” and the Company agrees not to seek or claim any such damages or profits in any circumstance.

The Company also agrees to reimburse each Indemnified Person, periodically upon request, for all expenses (including fees and expenses of one counsel to the Indemnified Persons) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any Proceeding (or enforcing the letter agreement or any related engagement or commitment agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative economic interests of the Company, its affiliates and its stockholders on the one hand and the Indemnified Person on the other in the matters contemplated by the letter agreement as well as the relative fault of the Company, its affiliates or its stockholders, on the one hand, and such Indemnified Person, on the other; provided, however, that in no event shall the Indemnified Persons as a whole be required to contribute an amount greater than the amount of all fees actually received by Agent from the Company pursuant to the section of this letter agreement captioned “Section 2. Fees.”

The Company will not, without Agent’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, or proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribute under this agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding referred to herein.

Annex A - 1

The Company’s reimbursement, indemnity and contribution obligations hereunder shall be in addition to any liability that it may otherwise have, and shall inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person. Solely for the purpose of enforcing the letter agreement, the Company hereby consents to personal jurisdiction and venue in any court in which any Proceeding is brought. The provisions of this Annex A shall survive any termination of the letter agreement, the consummation of any transaction(s) contemplated thereby or the other completion of Agent’s services with respect thereto.

If any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from the Placement or Agent’s engagement hereunder or in a situation where such appearance, involvement or assistance results from Agent’s engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Agent, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Annex A may be brought against an Indemnified Person.

If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Annex A - 2